News Release
June 8, 2023
SSR MINING ANNOUNCES PLANNED BOARD CHAIR SUCCESSION

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") announces a leadership transition as part of its planned Board of Directors succession process. Mr. Michael Anglin, Chairman of the Board, has made the decision to retire after serving for over 15 years on the SSR Mining Board, and will not stand for re-election at the Company’s 2024 Annual Meeting of Shareholders (“AGM”). The Board of Directors has unanimously appointed Mr. Rodney Antal, SSR Mining’s President and Chief Executive Officer, as the new Executive Chairman. Mr. Anglin will take on the position of Lead Independent Director until the 2024 AGM. Upon his retirement, a new Lead Independent Director will be appointed.
Since his appointment to the Company’s Board of Directors in 2008 and subsequently to his role as Chairman in 2017, Mr. Anglin has made invaluable contributions to SSR Mining’s growth and success. During his tenure with SSR Mining, the Company transformed from a single asset silver producer to an established diversified mid-tier gold producer having completed the acquisitions of the Marigold mine, the Seabee Mine, the construction of the Chinchillas mine, and the transformational merger with Alacer Gold. These milestones helped establish SSR Mining as a leading gold company with a long-term production platform averaging more than 700,000 ounces of gold equivalent production annually. Recognizing Mr. Anglin’s expertise and ongoing contributions, the Board of Directors has appointed him as the Lead Independent Director through the 2024 AGM. In this capacity, Mr. Anglin will provide guidance and independent oversight to the Board, ensuring effective governance and strong representation for shareholders.
As part of the planned succession process and long-term planning, the Board of Directors is pleased to announce the appointment of Mr. Antal as the new Executive Chairman. The appointment serves to ensure the continuity of SSR Mining’s strategy and successful long-term stakeholder relationships, particularly in Türkiye. Mr. Antal has served as President and Chief Executive Officer of SSR Mining since 2020. Prior to the merger, Mr. Antal held the position of President and Chief Executive Officer with Alacer Gold since August 2013 where he oversaw the successful construction, ramp-up and operations of the Çöpler mine. Mr. Antal has over 30 years of global mining experience in various mineral and metal businesses, including precious metals. Under Mr. Antal’s stewardship following the merger, SSR Mining has become a leading free cash flow generating mid-tier gold producer with a clear track record of operational delivery, project execution, capital returns and value creation for shareholders.
SSR Mining’s Board of Directors remains steadfast in its commitment to a seamless leadership transition. The Board takes an active approach to managing Board composition and succession planning and Mr. Anglin’s retirement marks the next phase of the planned succession process.

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About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing operations located in the USA, Türkiye, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. Over the last three years, the four operating assets combined have produced on average more than 700,000 gold equivalent ounces annually. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.
SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

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